Exhibit 3.1

CERTIFICATE OF DETERMINATION

OF

RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

OF

SERIES B-1 CONVERTIBLE 8.4% NONCUMULATIVE PREFERRED STOCK

AND

SERIES B-2 CONVERTIBLE 8.4% NONCUMULATIVE PREFERRED STOCK

OF

PACIFIC MERCANTILE BANCORP

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Raymond E. Dellerba, President and Chief Executive Officer, and Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer, of Pacific Mercantile Bancorp, a corporation organized and existing under the laws of California (hereinafter called the “Corporation”), do hereby certify as follows:

1. On June 30, 2011, the Board of Directors of the Corporation adopted a resolution designating 190,000 shares of Preferred Stock as Series B-1 Convertible 8.4% Noncumulative Preferred Stock and 110,000 shares of Preferred Stock as Series B-2 Convertible 8.4% Noncumulative Preferred Stock.

2. No shares of the Series B-1 Convertible 8.4% Noncumulative Preferred Stock have been issued and no shares of the Series B-2 Convertible 8.4% Noncumulative Preferred Stock have been issued.

3. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors on June 30, 2011:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby establishes two new series of Preferred Stock designated as (1) the “Series B-1 Convertible 8.4% Noncumulative Preferred Stock” (referred to herein as the “Series B-1 Preferred Stock” or the “Series B-1 Shares”), consisting of 190,000 shares, and (2) the “Series B-2 Convertible 8.4% Noncumulative Preferred Stock” (referred to herein as the “Series B-2 Preferred Stock” or the “Series B-2 Shares”), consisting of 110,000 shares, each series having the following rights, preferences, privileges and restrictions:

Section 1. Designation. There are hereby created out of the authorized and unissued shares of preferred stock of the Corporation two series of preferred stock, one designated as the “Series B-1 Convertible 8.4% Noncumulative Preferred Stock” (the “Series B-1 Preferred Stock” or the “Series B-1 Shares”) and the second designated as the “Series B-2 Convertible 8.4% Noncumulative Preferred Stock” (the “Series B-2 Preferred Stock” or the “Series B-2 Shares”) (the Series B-1 Preferred Stock and the Series B-2 Preferred Stock are referred to collectively herein as the “Series B Preferred Stock” or the “Series B Shares”). The number of shares constituting the Series B-1 Preferred Stock shall be One Hundred Ninety Thousand (190,000) shares without par value. The number of shares constituting the Series B-2 Preferred Stock shall be One Hundred Ten Thousand (110,000) shares without par value.

Section 2. Ranking. The Series B-1 Preferred Stock and the Series B-2 Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, each rank (i) on parity with each other, with the Corporation’s Series A Preferred Stock, with the Series C Preferred Stock and with each other class or series of preferred stock established after the Effective Date by the Corporation the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”), and (ii) senior to the Corporation’s common stock (the “Common Stock”) and each other class or series of the Corporation’s capital stock outstanding or established or issued after the Effective Date by the Corporation the terms of which do not expressly provide that such shares of capital stock rank on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, and including the Common Stock, referred to as “Junior Securities”). The Corporation has the right to authorize or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent or approval of the Holders (except as otherwise provided, with respect to Parity Securities, in Section 11.2(f) below); provided, however, that until such time as all of the outstanding shares of Series B Preferred Stock have been reacquired by the Corporation or otherwise cease to be outstanding, without the prior written consent or vote of the Holders, voting together as a single class, owning at least 80.0% of the then outstanding Series B Preferred Stock the Corporation shall not create, authorize or designate any preferred stock of any class or series that expressly provides that such class or series will rank senior to the Series B Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution of the Corporation (“Senior Securities”). Notwithstanding anything to the contrary that may be contained in this Certificate of Determination, (i) no indebtedness of the Corporation, whether outstanding on the Effective Date or incurred thereafter, and however evidenced or designated (whether as notes, debentures, bonds or otherwise), and whether or not subordinated to any other indebtedness, and irrespective of the uses made by the Corporation of the proceeds of such indebtedness, and (ii) no securities of any kind, whether currently outstanding or sold or issued at any time hereafter, by any subsidiary of the Corporation that is not consolidated with the Corporation under generally accepted accounting principles as in effect in the United States of America (an “Unconsolidated Subsidiary”), however such securities may be evidenced or designated (including trust preferred securities), shall be deemed to constitute Senior Securities, Parity Securities or Junior Securities of the Corporation and no approval or consent shall be required from the Holders of the Series B Preferred Stock for the issuance or incurrence, the payment of any principal of or interest on, or the redemption of, any indebtedness of this Corporation or the issuance or sale or any payments on or in respect of, or any redemptions of, any securities issued or sold by any Unconsolidated Subsidiary, and in no event shall any issuance or incurrence, payment of principal of or interest on or redemption of any indebtedness or any issuance or sale, or payment on or in respect of or redemption of any securities of any Unconsolidated Subsidiaries in any way be restricted or limited by any of the provisions of this Certificate of Determination or any of the rights, preferences and privileges of the Series B Shares as set forth herein.

Section 3. Definitions. The following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Applicable Conversion Date” means the date of conversion with respect to a share of Series B Preferred Stock.

“Applicable Conversion Price” means the Conversion Price in effect at any given time.

“Applicable Date of Determination” has the meaning set forth in Section 7.4.

“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended to date, including amendments effected by this Certificate of Determination, and as may be further amended hereafter.

“Authorized Share Failure” has the meaning set forth in Section 13.2.

“Beneficially Own” and its correlatives have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York, or Los Angeles, California, are generally required or authorized by law to be closed.

“Certificate of Determination” or “Certificate” means this Certificate of Determination of Rights, Preferences, Privileges and Restrictions of the Series B-1 Convertible 8.4% Noncumulative Preferred Stock and of the Series B-2 Convertible 8.4% Noncumulative Preferred Stock.

“CGCL” means the California General Corporation Law.

“Change of Control Transaction” means the consummation of any of the following, whether in a single transaction or series or related transactions:

(a) an acquisition, merger or consolidation of the Corporation, or of any direct or indirect subsidiary of the Corporation owning more than 75% of the consolidated assets of the Corporation, with any other Person (other than a merger or consolidation of the Corporation or any such subsidiary of the Corporation with an Affiliate of any of the Original Series B Investors), or any combination of the foregoing in one or more related transactions, unless, immediately following the consummation of such Change of Control Transaction, the holders of the Corporation’s Voting Securities outstanding immediately prior to the consummation of such Change of Control Transaction, or the earliest thereof in such series of related Change of Control Transactions, as the case may be, continue to hold Voting Securities representing (either by remaining outstanding or by being converted into voting securities of the Surviving Party or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, at least 50.1% of the combined voting power of the securities of the Corporation or such Surviving Party or any parent thereof (as the case may be) outstanding immediately after consummation of such Change of Control Transaction; or

(b) a sale, disposition, or long-term lease by the Corporation of all or substantially all of the Corporation’s assets, other than such a sale, disposition or lease to a Person (i) which is, or immediately following the consummation of such transaction will be, at least a direct or indirect majority-owned subsidiary of the Corporation or of another direct or indirect majority-

owned subsidiary of the Corporation, or (ii) the holders of at least 50.1% of the Voting Securities of which (or of the parent thereof) are or, immediately following the consummation of such transaction, will be Persons who were holders of the Corporation’s Voting Securities outstanding immediately prior to the consummation of such sale, disposition or lease transaction.

“Closing Price” of the Common Stock on any date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Global Select Market on such date. If the Common Stock is not listed for trading on the NASDAQ Global Select Market on such date, the Closing Price of the Common Stock on such date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted; or, if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined in good faith by a nationally recognized investment banking firm selected by the Board of Directors. All expenses relating to the appraisals shall be borne by the Corporation. For purposes of this Certificate of Determination, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (http://www.nasdaq.com).

“Common Stock” has the meaning set forth in Section 2 hereof.

“Common Stock Equivalent” means any security, including any options, warrants or other purchase rights that are convertible or conditionally convertible into or exercisable or exchangeable for shares of Common Stock.

“Company Plans” means any stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements approved the by holders of the Voting Securities.

“Conversion Date” has the meaning set forth in Section 8.2(a).

“Conversion Documents” has the meaning set forth in Section 8.2(a).

“Conversion Notice” has the meaning set forth in Section 8.2(a).

“Conversion Price” means, for each outstanding share of Series B-1 Preferred Stock and Series B-2 Preferred Stock, the sum of $5.32 per share, as the same may be adjusted as provided in Section 9.4 hereof.

“Corporation” has the meaning set forth in the preamble of this Resolution.

“Deemed Liquidation” has the meaning set forth in Section 5.3.

“Effective Date” means the date on which any shares of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock are first issued by the Corporation, irrespective of what number thereof are issued on such date.

“Equity Conditions Measuring Period” has the meaning set forth in Section 7.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, (i) for any security, the closing sale price or, if no closing sale price is reported, the last reported sale price of such security on the NASDAQ Global Select Market on such date or, if the security is not traded on the NASDAQ Global Select Market on such date, the closing sale price as reported in the composite transactions for the principal U.S. national securities exchange on which such security is so listed or quoted, or, if none, or with respect to property other than a security, the fair market value determined in good faith by a nationally recognized investment banking firm selected by the Board of Directors, and (ii) for any cash, the amount of such cash.

“Holder” means a Series B-1 Holder or Series B-2 Holder, and “Holders” means, collectively, Series B-1 Holders and Series B-2 Holders.

“Initial Early Redemption Period” has the meaning set forth in Section 7.3.

“Junior Securities” has the meaning set forth in Section 2 above.

“Liquidation Preference” and “Liquidation Amount” shall each mean, as to each share of Series B-1 Preferred Stock and each share of Series B-2 Preferred Stock, the Series B Purchase Price, subject to appropriate adjustment in the event of any stock dividend payable in Series B Shares, or any stock split or combination or similar recapitalization of the outstanding Series B Shares (provided, however, that there shall be no adjustment with respect to any Series B Dividends that are paid in shares of Series C Preferred Stock pursuant to Section 4.2 hereof).

“Original Issue Date” of a share of Series B Preferred Stock shall mean the date on which such Share was originally issued by the Corporation. The Original Issue Date of the Series B Shares issued on the first day on which the Corporation issues shares of Series B Preferred Stock also shall be the Effective Date (as defined above).

“Original Series B Investors” mean the Persons who are the parties to and purchase Series B Shares from the Corporation pursuant to the Series B Stock Purchase Agreement.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on any national or regional securities exchange or association, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Reorganization Transaction or the Change of Control Transaction.

“Parity Securities” has the meaning set forth in Section 2 above.

“Per Share Price” means, with respect to any issuance of any Common Stock Equivalents, (A) the aggregate purchase price, including any exercise price paid or payable for the shares of Common Stock on exercise thereof, divided by (B) the number of shares of Common Stock into which all such Common Stock Equivalents would be converted, exercised or exchanged if they were converted, exercised or exchanged immediately following such issuance.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Presumptive Series B Dividend” for any semi-annual Series B Dividend Period means the product of (i) the Series B Purchase Price and (ii) fifty percent (50%) of the Series B Dividend Rate, multiplied by number of Series B Shares that are outstanding on the record date established for such Series B Dividend Payment pursuant to Section 4.1 hereof; provided, however, that in the case of any Series B Dividend Period that is greater or less than a full Series B Dividend Period, the percentage of the Series B Dividend Rate that will be used in determining the Presumptive Series B Dividend for such Period will not be 50%, but will be the ratio (expressed as a percentage) of the actual number of days elapsed during that Series B Dividend Period, computed on the basis of 30 day months, divided by 360.

“Redemption Date” means the date fixed for redemption, pursuant to Section 7.2 or Section 7.3 hereof, of any Series B Preferred Stock, as such date is set forth in the Redemption Notice with respect to such redemption.

“Redemption Notice” has the meaning set forth in Section 7.6(b) hereof.

“Redemption Price” has the meaning set forth in Section 7.2 hereof.

“Reorganization Transaction” means the consummation of any of the following, whether in a single transaction or series or related transactions:

(a) an acquisition, merger or consolidation of the Corporation, or of any direct or indirect subsidiary of the Corporation owning more than 75% of the consolidated assets of the Corporation, with any other Person (other than a merger or consolidation of the Corporation or any such subsidiary of the Corporation with an Affiliate of any of the Original Series B Investors), or any combination of the foregoing in one or more related transactions; or

(b) a sale, disposition, or long-term lease by the Corporation of all or substantially all of the Corporation’s assets.

“Required Reserve Amount” has the meaning set forth in Section 13.1.

“Senior Securities” has the meaning set forth in Section 2.

“Series A Preferred Stock” and “Series A Shares” each means the Corporation’s Series A Convertible 10% Cumulative Preferred Stock issued pursuant to a Certificate of Determination of Rights, Preferences, Privileges and Restrictions filed with the California Secretary of State on October 6, 2009 (the “Series A Certificate”). The Series A Preferred Stock constitutes a Parity Security with respect to the Series B Preferred Stock.

“Series B Dividend Payment Date” has the meaning set forth in Section 4.1.

“Series B Dividend Period” shall have the meaning given to such term in Section 4.1 hereof.

“Series B Dividend Rate” means a rate of 8.4% per annum accruing from and at all times after the Original Issue Date. Dividends will be computed on the basis of a 360-day year of twelve 30-day months and, for any Series B Dividend Period (as defined in Section 4.1) greater or less than a full Series B Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360.

“Series B Dividend Shares” means the Series C Shares (if any) that are issued as dividends on the outstanding Series B Shares pursuant to Section 4.2 hereof.

“Series B Dividends” has the meaning set forth in Section 4.

“Series B Dividend Shortfall” means the excess, if any, of (i) the Presumptive Series B Dividend for any Series B Dividend Period assuming the Corporation had declared and set a record date for the payment thereof pursuant to Section 4.1 hereof, over (ii) the Series B Dividends actually paid in cash for such Series B Dividend Period.

“Series B Dividend Shortfall Period” has the meaning set forth in Section 4.2(a).

“Series B Preferred Stock” and “Series B Shares” each have the meaning set forth in Section 1 above.

“Series B Purchase Price” means the purchase price payable to the Corporation for the Series B Preferred Stock, which is $100.00 per Series B Share (subject to appropriate adjustment in the event of any stock dividend payable on the outstanding Series B Shares in Series B Shares, or any stock split or combination or similar recapitalization of the outstanding Series B Shares; provided, however, that there shall be no adjustment with respect to any stock dividend paid on the outstanding Series B Shares in shares of Series C Preferred Stock pursuant to Section 4.2).

“Series B Stock Purchase Agreement” means that certain Stock Purchase Agreement dated the Effective Date, among the Corporation and the Persons that purchase the Series B Shares issued on the Effective Date.

“Series B-1 Holder” means a Person in whose name shares of the Series B-1 Preferred Stock are registered, and the Corporation shall be entitled to treat such Person as the absolute owner of such shares of Series B-1 Preferred Stock for the purpose of making payment and for all other purposes, including voting purposes.

“Series B-2 Holder” means a Person in whose name shares of the Series B-2 Preferred Stock are registered, and the Corporation shall be entitled to treat such Person as the absolute owner of such shares of Series B-2 Preferred Stock for the purpose of making payment and for all other purposes, including voting purposes.

“Series C Preferred Stock” and “Series C Shares” each means the Corporation’s Series C 8.4% Noncumulative Preferred Stock issuable pursuant to a Certificate of Determination of Rights, Preferences, Privileges and Restrictions filed with the California Secretary of State on or about the date this Certificate of Determination was filed with the California Secretary of State (the “Series C Certificate”), at the times and on the terms set forth in Section 4.2 hereof. The Series C Preferred Stock constitutes a Parity Security with respect to the Series B Preferred Stock and the rights, preferences and privileges thereof shall be identical to the Series B Shares, except that (i) holders of Series C Shares will not be entitled to vote in the election of directors of the Corporation or on matters on which holders of the Corporation’s Common Stock generally are entitled to vote and (ii) the Series C Shares will not be convertible into shares of the Corporation’s Common Stock except on certain sales of such Shares to the public or in a Widely Dispersed Offering.

“Series C Share Price” means $100.00 per Series C Share (subject to appropriate adjustment in the event of any stock dividend payable on the outstanding Series C Shares in Series C Shares, or any stock split or combination or similar recapitalization of the outstanding Series C Shares).

“Surviving Party” means the party to a statutory merger or consolidation which remains in existence following the consummation of such merger or consolidation and, in the case of a Reorganization Transaction or Change of Control Transaction that is structured as a merger or consolidation to which the Corporation is a party, may be the Corporation or the entity into or with which the Corporation merges or consolidates.

“Trading Day” means a day on which the shares of the Corporation’s Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transaction Documents” means the Series B Stock Purchase Agreement and the Other Transaction Documents (as such term is defined in the Series B Stock Purchase Agreement).

“Transfer Agent” has the meaning set forth in Section 8.2(a).

“Unconsolidated Subsidiary” has the meaning set forth in Section 2.

“Voting Securities” means shares of any class or series of capital stock of the Corporation that are then entitled to be voted by the holders thereof (either as a separate class or series, or together with any other class or series of the Corporation’s capital stock) generally in the election of directors of the Corporation.

“Widely Dispersed Offering” means a transfer by any holder of Series C Preferred Stock (i) pursuant to any public offering or public sale of securities of the Corporation (including, without limitation, a public offering registered under the Securities Act and a public sale pursuant to Rule 144 under the Securities Act or any similar rule then in force), (ii) to a Person or group of Persons (within the meaning of the Exchange Act) in a transaction or series of related transactions in which no transferee would receive in such transaction or series of related transactions more than two percent (2%) of the outstanding Voting Securities of the Corporation, (iii) pursuant to a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a Person or group of Persons (within the meaning of the Exchange Act) in the aggregate would own beneficially or control more than 50% of the outstanding Voting Securities of the Corporation, the surviving corporation in such transaction or the parent thereof (provided that the transaction has been approved by the Corporation’s Board of Directors or a committee thereof), or (iv) to a Person or group of Persons (within the meaning of the Exchange Act) who have been approved by the Board of Governors of the Federal Reserve Board to hold the number of voting securities held by such Person or group of Persons (within the meaning of the Exchange Act) after giving effect to the transfer by the Holders.

Section 4. Dividends.

4.1 Noncumulative Cash Dividends. Except as otherwise provided in Section 4.2 below, Holders of the Series B Shares shall be entitled to receive, ratably, non-cumulative dividends, payable in arrears and in cash, at the then applicable Series B Dividend Rate on the Series B Purchase Price (such dividends, “Series B Dividends”), when, as and if declared by the Board of Directors, in its discretion, out of funds lawfully available for the payment of dividends. Any Series B Dividends, if and as declared by the Board of Directors on each Series B Share will be payable semi-annually on June 30 and December 31 of each year (each a “Series B Dividend Payment Date”), commencing on December 31, 2011; provided that if any such Series B Dividend Payment Date is not a Business Day, such Series B Dividends, if declared, shall be payable on the next succeeding Business Day. No interest, or sum of money or other consideration in lieu of interest, will be paid on any declared but unpaid Series B Dividends. The period from the Original Issue Date of a Share of Series B Preferred Stock to the initial Series B Dividend Payment Date and each semi-annual period thereafter from and including a Series B Dividend Payment Date to, but excluding the day immediately following Series B Dividend Payment Date, are each referred to herein as a “Series B Dividend Period.”

4.2 Dividends Payable in Series C Shares.

(a) Notwithstanding anything to the contrary that may be contained in Section 4.1 above or elsewhere in this Certificate of Determination, if the Corporation fails to declare and pay, in full, the Presumptive Series B Dividend on the outstanding Series B Shares pursuant to Section 4.1 for any two (2) Series B Dividend Periods, whether or not consecutive (each, a “Series B Dividend Shortfall Period”), then the Corporation shall, on the Series B Dividend Payment Date with respect to the second of such two Series B Dividend Periods, satisfy such Dividend Payment Shortfall by issuing to each Person who was a Holder of any Series B Shares on the Record Date (defined below) (A) a number of shares of Series C Preferred Stock equal to the result obtained from dividing (a) the amount of such Dividend Payment Shortfall in respect of the Series B Shares owned of record by such Holder, by (b) the Series C Share Price (provided that any fractional share of Series C Preferred Stock shall be rounded down to the nearest whole share). Such shares of Series C Preferred Stock that are issued to satisfy such Dividend Payment Shortfall shall be issued on the Series B Dividend Payment Date with respect to the second of such two Series B Dividend Periods; provided, however, if such second Dividend Payment Shortfall is due to action by a regulatory authority which prohibits the Corporation from paying the full amount of such Presumptive Series B Dividend in cash, and the Corporation first receives notice of such prohibition less than five (5) Business Days prior to the Series B Dividend Payment Date, then such shares of Series C Preferred Stock shall be deemed, for all purposes, to have been issued on such Dividend Payment Date, but the certificates for such Series C Shares shall be issued as soon as reasonably practicable, but in any event not later than five (5) Business Days, after the Series B Dividend Payment Date with respect to the second of such two Series B Dividend Periods.

(b) The issuance of Series C Preferred Stock in payment of any semi-annual Series B Dividends, or the unpaid portion thereof (as the case may be), together with the portion, if any, of such Series B Dividends that was paid in cash, shall constitute payment of such Series B Dividend in full of the Series B Dividend for such semi-annual Series B Dividend Period for all purposes of this Certificate of Determination. If, after the payment in full of any such Series B Dividend Shortfall, the Corporation resumes the declaration and payment of cash dividends on the Series B Shares pursuant to Section 4.1 above, it shall not be required to pay dividends on the

Series B Shares in Series C Shares unless and until it fails, thereafter, to declare or pay the Presumptive Series B Dividend in full for any two (2) Series B Dividend Periods, whether or not consecutive.

4.3 Procedures for the Payment of Declared Dividends. Each Series B Dividend which is declared by the Corporation’s Board of Directors pursuant to Section 4.1 above, shall be paid, and any Series C Shares that become issuable pursuant to Section 4.2 above shall be issued, to the Holders of the Series B Preferred Stock as they appear in the records of the Corporation at the close of business on the first day of the month in which the relevant Series B Dividend Payment Date occurs, whether or not a Business Day (the “Record Date”).

4.4 Payment of Dividends on Parity Securities. In the event that any Parity Securities are outstanding at the time there is to be a declaration of any Series B Dividends, no such Series B Dividends shall be declared or paid unless dividends payable in the corresponding amount on such Parity Securities are also declared and paid at the dividend rate applicable to such Parity Securities and in the manner set forth in the certificate of determination of such Parity Securities. In the event that any Series B Shares are outstanding at the time there is to be a declaration of any dividends on any Parity Securities, no such dividends shall be declared or paid on such Parity Securities unless Series B Dividends in the corresponding amount are also declared and paid at the Series B Dividend Rate and in the manner set forth herein. If the dividends being declared on the Series B Shares and such Parity Securities are not sufficient to pay the entire amount of the dividends then payable on the Series B Shares and the corresponding amount of dividends that are then payable on such Parity Securities, then the Holders of the Series B Shares and the holders of such Parity Securities shall share ratably in the dividends then declared and paid by the Corporation.

4.5 Payment of Dividends on Junior Securities.

(a) Unless (x) all unpaid dividends with respect to the Series B Preferred Stock have been paid in cash pursuant to Section 4.1, or in Series C Shares pursuant to Section 4.2 above, to and including the most recent Series B Dividend Payment Date, (y) a Series B Dividend has been declared and paid in cash with respect to the Series B Dividend Period preceding the most recent Series B Dividend Payment Date and (z) all accrued and unpaid dividends with respect to any Parity Securities have been paid, or funds (or, in the case of Series B Preferred Stock, Series C Shares) have been set apart for payment of such dividends, the Corporation will not:

(i) declare, pay or set apart funds for the payment of any dividend or other distribution on or in respect of the Common Stock or any other Junior Securities, other than (i) any declaration of a dividend in connection with the adoption of a shareholders’ rights plan and (ii) dividends payable solely in shares of Junior Securities on Junior Securities or in options, warrants or rights to holders of Junior Securities to subscribe or purchase any Junior Securities, or

(ii) redeem, purchase or acquire any of the Common Stock or any other Junior Securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any Company Plans or other benefit plan or other similar arrangement with or for the benefit of any one or more officers, employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries, (ii) conversions into or exchanges for other Junior Securities, and (iii) acquisitions of fractional shares of Junior Securities for cash.

(b) Notwithstanding anything to the contrary that may be contained in this Certificate, the Corporation shall not pay an annual cash dividend on (i) any Junior Security (excluding the Common Stock) that exceeds the Series B Dividend Rate or (ii) the Common Stock that exceeds an amount per share equal to $12.60 divided by the number of shares of Common Stock into which a share of Series B Preferred Stock is then convertible.

Section 5. Liquidation.

5.1 In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, then, subject to Section 5.2 below, the Holders of the Series B Preferred Stock shall be entitled to receive, out of assets legally available for distribution to the Corporation’s shareholders, and before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities, liquidating distributions in the amount that is equal to the amount of the Liquidation Preference for each share of Series B Preferred Stock, plus an amount in cash equal to the sum of (i) all theretofore declared but unpaid cash dividends on each share of Series B Preferred Stock, and (ii) the Series C Share Price for each Series B Dividend Share (as hereinabove defined) that has theretofore become issuable but remains to be issued, pursuant to Section 4.2, together with all accrued but unpaid dividends on such Series B Dividend Shares.

5.2 In the event the assets of the Corporation available for distribution to shareholders of the Corporation upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, the Holders of the Series B Preferred Stock and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled as holders of such Series B Preferred Stock or such Parity Securities (as the case may be).

5.3 Not less than twenty (20) calendar days prior to the date that a contemplated Change of Control Transaction is expected to be consummated, the Corporation shall notify each Holder of the anticipated consummation date of such Change of Control Transaction by written notice given in the manner provided in Section 16.1. Upon the election of a Holder in writing given to the Corporation not later than five (5) Business Days prior to the anticipated consummation date specified by the Corporation in the foregoing notice, the consummation by the Corporation of a Change of Control Transaction will constitute a liquidation, dissolution or winding up of the Corporation (hereinafter, a “Deemed Liquidation”) solely with respect to any or all of the Series B Preferred Stock and Series C Preferred Stock held by such Holders and, upon such election, shall have the right to receive a distribution in accordance with this Section 5.

Section 6. Maturity. Subject to Section 7 below, the Series B Preferred Stock shall be perpetual until such time as no shares of Series B Preferred Stock remain outstanding.

Section 7. Redemption.

7.1 No Right of Holders to Require Redemption. The Series B Preferred Stock shall not be redeemable at the option of any of the Holders at any time.

7.2 Corporation’s Right to Redeem Series B Shares on or after Seventh Anniversary of Effective Date. Notwithstanding anything to the contrary that may be contained elsewhere herein,

but subject to the conditions set forth in Section 7.4 below, on and after the seventh (7th) anniversary of the Effective Date, the Corporation shall be entitled to redeem, at any time in whole or from time to time in part, any or all of the Series B Shares out of funds lawfully available therefor at a price per Series B Share, payable in cash, that is equal to the Series B Purchase Price then in effect, plus an amount in cash equal to the sum of (i) all theretofore declared but unpaid cash dividends on each share of Series B Preferred Stock then being redeemed, and (ii) the Series C Share Price for each Series B Dividend Share that has theretofore become and remains issuable, pursuant to Section 4.2, as a dividend on the Series B Shares then being redeemed, together with all unpaid dividends on such Series B Dividend Shares accrued to the Redemption Date (the “Redemption Price”).

7.3 Early Redemption Right. If, at any time after the second (2nd) anniversary of the Effective Date, the volume weighted average of the Closing Prices of the Corporation’s Common Stock for any period of twenty (20) consecutive Trading Days is at least 140% of the then Conversion Price of the Series B Shares, then, subject to the conditions set forth in Section 7.4 below, the Corporation will thereupon become and be entitled to redeem, on not less than thirty (30) days and not more than sixty (60) days prior written notice to the Holders of the outstanding Series B Shares, within the succeeding ninety (90) days thereafter (the “Initial Early Redemption Period”), any or all of the Series B Shares then outstanding at the Redemption Price of the Series B Shares then being redeemed pursuant to this Section 7.3. If the Corporation redeems a part but not all of the Series B Shares during that Initial Early Redemption Period, then, subject to Section 7.4, it shall be entitled to redeem, on a date that is not later than 12 months after the end of the Initial Early Redemption Period, any or all of the Series B Shares that are then outstanding at the per Share Redemption Price. Notwithstanding anything to the contrary in this Section 7.3, the Corporation may only effect two (2) redemptions after the second (2nd) anniversary and before the seventh (7th) anniversary of the Effective Date.

7.4 Certain Conditions. It shall be a condition precedent to any redemption of the Series B Shares pursuant to this Section 7 that (i) all outstanding Series C Shares, if any, shall have theretofore been redeemed or reacquired by the Corporation or otherwise shall have ceased to be outstanding, (ii) Series B Dividends have been declared and paid (either in cash or in Series C Shares) for all Series B Dividend Periods ending prior to the Redemption Date, (iii) the shares of Common Stock issuable on conversion of the Series B Shares shall have been listed, or approved for listing on notice of issuance, on the national or regional securities exchange or association or over-the-counter market that is then the primary market for the trading of the Corporation’s Common Stock, (iv) the shares of Common Stock issuable on conversion of the Series B Shares shall have been registered under the Securities Act for resale or shall be eligible to be sold in the open market without compliance with the volume or manner of sale restrictions of Rule 144, (v) on each day during the period beginning thirty (30) days prior to the fifth (5th) Business Day (the “Applicable Date of Determination”) prior to the Redemption Date and ending on and including the Applicable Date of Determination (the “Equity Conditions Measuring Period”), the Common Stock is designated for quotation on the NASDAQ Global Select Market or any other national or regional securities exchange or association or over-the-counter market that is then the primary market for the trading of the Common Stock and shall not have been suspended from trading from all such exchanges or markets (other than suspensions of not more than two (2) days and occurring prior to the Applicable Date of Determination due to business announcements by the Corporation) nor shall proceedings for such delisting or suspension from all such exchanges or markets have been commenced, threatened or pending either (1) in writing by such exchange or market or (2) by falling below the minimum listing maintenance requirements of such exchange or market, (vi) on each day during the Equity Conditions Measuring Period, the Corporation shall have delivered Common Stock upon conversion of the Series B Shares to the Holders on a timely basis as set forth in Section 8.6 hereof; (vii) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 8 hereof or the rules or regulations of the NASDAQ Global Select Market or other national or regional securities exchange or association or over-the-counter market that is then the primary market for the trading of the Common Stock, (viii) during the Equity Conditions Measuring Period, the Corporation shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document, (ix) during the Equity Conditions Measuring Period, there shall not have occurred the public announcement of a pending, proposed or intended Reorganization Transaction or Change of Control Transaction which has not been abandoned, terminated or consummated; and (x) the Corporation shall have no knowledge of any fact that would cause all shares of Common Stock issued and issuable upon conversion of the Series B Shares not to be eligible for sale without restriction or limitation, other than the shares of Common Stock issued or issuable upon conversion of Series B Shares held by a Holder (A) who Beneficially Owns voting securities of the Corporation having the right to vote in excess of 9.99% of the aggregate voting power of all classes of voting securities of the Corporation outstanding and entitled to vote on such matter, or (B) who is an Affiliate of the Corporation.

7.5 Redemption Priority of the Holders of the Series C Shares. Notwithstanding anything to the contrary that may be contained in this Certificate, including provisions hereof governing the relative rights and preferences of Holders of different series of Parity Securities, the Corporation shall be entitled, without having to obtain the consent or approval of the Holders of the Series B Shares, to redeem any and all of the outstanding Series C Shares, if any have been issued, prior to the redemption of any Series B Shares.

7.6 Redemption Procedures.

(a) On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each Holder, the number of Series B Shares set forth in the Redemption Notice. If the Corporation does not have sufficient funds legally available to redeem, on any Redemption Date, all of the shares of Series B Preferred Stock to be redeemed on such Redemption Date (as set forth in the Redemption Notice) and any Parity Securities are being redeemed at the same time, then, notwithstanding anything to the contrary that may be contained elsewhere herein, (i) the Corporation shall redeem a pro rata portion of each Holder’s Series B Shares out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the Series B Shares to be redeemed if the legally available funds were sufficient to redeem all of such Series B Shares and any Parity Security being redeemed at the same time. Any Series B Shares that were not redeemed due to lack of sufficient funds legally available will remain outstanding and all rights with respect to such Series B Shares shall not be affected in any manner whatsoever.

(b) Redemption Notice. The Corporation shall mail written notice, by first class mail, certified return receipt requested, of its election to redeem any or all of the outstanding Series B Shares (the “Redemption Notice”) to each Holder of record of Series B Preferred Stock not less than thirty (30) and not more than sixty (60) days prior to the Redemption Date established therefor by the Corporation for such redemption. Each Redemption Notice shall state:

(i) the number of shares of Series B Preferred Stock of the Holder that the Corporation has elected to redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Redemption Price payable for each share of Series B Preferred Stock being redeemed; and

(iii) that the Holder is to surrender to the Corporation or its designated agent, as the case may be, in the manner and at the place designated in the Redemption Notice, the Stock Certificate or Certificates representing the Series B Shares to be redeemed by the Corporation.

(c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Holder of Series B Shares to be redeemed on such Redemption Date shall surrender the Series B Stock Certificate or Certificates representing such Series B Shares (or, if such registered holder alleges that any such Certificate has been lost, stolen or destroyed, a lost certificate affidavit and an agreement and indemnity bond reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such Certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice and thereupon, but subject to (if applicable) the provisions of Section 7.6(a), the Redemption Price for such Shares shall be payable to the order of the Person in whose name such Shares are registered as the owner thereof. In the event less than all of the Series B Shares represented by a Certificate are redeemed pursuant to Section 7.2 or Section 7.3, a new Series B Stock Certificate, of like tenor, shall be issued and delivered at the Corporation’s expense promptly, but in no event later than five (5) Trading Days, to the Holder representing the number of such Series B Shares that are not being redeemed.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given by the Corporation pursuant to Section 7.6(b) and, if on the applicable Redemption Date the Redemption Price payable upon redemption of the Series B Shares to be redeemed on such Redemption Date, is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then, notwithstanding that the Series B Certificate(s) evidencing any of such Series B Shares so called for redemption shall not have been surrendered, dividends with respect to such Series B Shares shall cease to accrue from and after such Redemption Date and all rights with respect to such Series B Shares shall forthwith terminate on such Redemption Date, except only the right of the Holders of such Series B Shares to receive the Redemption Price, without interest, upon surrender of their Series B Stock Certificate or Certificates therefor.

(e) Status of Redeemed Shares. Any shares of Series B Preferred Stock that are redeemed, or that may otherwise be acquired, by the Corporation or any of its subsidiaries will resume the status of authorized and unissued preferred stock, will be undesignated as to series and will be available for future issuance by action of the Board of Directors. The Corporation may from time-to-time take such appropriate action as may be necessary or appropriate, as applicable, to (i) reduce the authorized number of shares of Series B-1 Preferred Stock to reflect the redemption or other acquisition by the Corporation of any Series B-1 Preferred Stock, and (ii) reduce the authorized number of shares of Series B-2 Preferred Stock to reflect the redemption or other acquisition by the Corporation of any Series B-2 Preferred Stock.

Section 8. Conversion Rights.

8.1 Conversion Rights. A Holder of any Series B Shares may elect, in its sole discretion, to convert any and all of such Series B Shares into shares of Common Stock in the manner set forth below in Section 8.2, at any time from and after the Effective Date, provided, however, that if any of such Series B Shares have been called for redemption pursuant to Section 7 hereof, such conversion right shall terminate with respect to such Series B Shares on the third (3rd) Trading Day immediately preceding the date of such redemption. The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing (a) the per share Series B Purchase Price by (b) the then Applicable Conversion Price (subject to the conversion procedures set forth below in Section 8.2), provided that no fractional shares of Common Stock shall be issued and, instead, cash shall be paid in lieu of fractional shares in accordance with Section 12 hereof.

8.2 Procedures for Effectuating Conversions of Series B Shares.

(a) A Holder may elect to convert any or all of such Holder’s Series B Shares into Common Stock at the then Applicable Conversion Price, at any time in whole or from time to time in part, as and when provided in Section 8.1 above, upon written notice delivered to the Corporation’s designated transfer agent (the “Transfer Agent”) specifying the number of Series B Shares such Holder is electing to convert (“Conversion Notice”), accompanied by the Holder’s stock certificate or certificates evidencing the Series B Shares then being converted, duly endorsed in blank with signature guaranteed (the Conversion Notice, together with the Holder’s stock certificate or certificates evidencing the Series B Shares then being converted, duly endorsed in blank with signature guaranteed, are collectively referred to herein as the “Conversion Documents”). The Holder electing to convert shall, concurrently with the delivery of the original Conversion Documents to the Transfer Agent, deliver copies of all of the Conversion Documents to the Corporation. The shares of Common Stock issuable on the conversion of any Series B Shares shall be registered in the name of the Person in whose name the Series B Shares being converted are registered. The Applicable Conversion Date for such conversion shall be the date on which the Transfer Agent actually receives the Conversion Documents (the “Conversion Date”). Effective as of the close of business (Pacific Time) on such Conversion Date, dividends shall no longer be declared nor shall any dividends continue to accrue on the Series B Shares being converted into Common Stock and such Series B Shares shall cease to be outstanding, in each case, subject to the receipt by the Holder of any accrued but unpaid Series B Dividends on such Shares (i) in cash out of funds lawfully available therefor, or (ii) if and to the extent funds are not so lawfully available therefor, in a number of Series C Shares equal to the result obtained from dividing the amount of such accrued but unpaid Series B Dividends on such Shares by the Series C Share Price, and cash for any fractional share of Common Stock or fractional Series C Share (as the case may be) that would otherwise be issuable on conversion of such Series B Shares, and each such Series B Share certificate so surrendered for conversion shall represent only the right to receive the shares of Common Stock into which the Series B Shares, represented by such certificate, were converted pursuant to this Section 8 and such accrued but unpaid dividends, if any, or Series C Shares payable in lieu of any such dividends (as the case may be).

(b) Upon receipt by the Corporation of copies of the Conversion Documents, the Corporation shall, as soon as practicable, but in any event within two (2) Business Days thereafter, contact the Transfer Agent to confirm that the Transfer Agent has received the original Conversion Documents. The Corporation shall thereupon send, via facsimile or email, a confirmation of receipt of such Conversion Documents to such Holder and to the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and as soon as practicable following the Applicable Conversion Date and to issue and deliver a certificate pursuant to Section 8.6. The Corporation acknowledges that a breach by it of its obligations under this Section 8.2 will cause irreparable harm to a Holder. Accordingly, the

Corporation acknowledges that the remedy at law for a breach of its obligations under this Section 8.2 will be inadequate and agrees, in the event of a breach or threatened breach by the Corporation of the provisions of this Section 8.2, that a Holder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance, without the necessity of showing economic loss and without any bond or other security being required.

(c) In the event less than all of the Series B Shares represented by a Series B Preferred Stock Certificate are being converted into Common Stock by the Holder thereof, a new Series B Stock Certificate, of like tenor, at the Corporation’s expense, shall be issued and delivered promptly (and in no event later than five (5) Trading Days after the Applicable Conversion Date) to the Holder representing the number of such Series B Shares that are not being converted.

8.3 Effect of Conversion. No allowance or adjustment, except if and to the extent provided in Section 9 below, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Applicable Conversion Date with respect to any share of Series B Preferred Stock. Prior to the close of business on the Applicable Conversion Date with respect to any share of Series B Preferred Stock, shares of Common Stock issuable upon conversion thereof, or any other securities issuable upon conversion of, such share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and the Holder of such share of Series B Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon conversion, if any (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities that may be issuable upon conversion of a Series B Share) by virtue of holding such share of Series B Preferred Stock except as may otherwise be expressly provided herein to the contrary.

8.4 Status of Converted Series B Preferred Stock. Shares of Series B Preferred Stock duly converted in accordance with this Certificate of Determination, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, will be undesignated as to series and will be available for future issuance by action of the Board of Directors. The Corporation may from time-to-time take such appropriate action as may be necessary or appropriate, as applicable, to (i) reduce the authorized number of shares of Series B-1 Preferred Stock to reflect the conversion, or acquisition by the Corporation, of any shares of Series B-1 Preferred Stock, and (ii) reduce the authorized number of shares of Series B-2 Preferred Stock to reflect the conversion, or acquisition by the Corporation, of any shares of Series B-2 Preferred Stock.

8.5 Holders of Record. The Person or Persons entitled to receive the Common Stock, or any cash, securities or other property, issuable upon conversion of any shares of Series B Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock or other securities as of the close of business on the Applicable Conversion Date with respect thereto. In the event that a Holder of any Series B Shares shall not by written notice designate the name in which shares of Common Stock or any cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of such Holder’s shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares of Common Stock, and make any such payment, in the name of such Holder and in the manner shown on the records of the Corporation.

8.6 Certificates. A certificate representing the shares of Common Stock issuable on conversion of any Series B Shares shall be issued and delivered, or evidence of book-entry record ownership of such Common Stock delivered, at the Corporation’s expense, to the Holder of the Series B Shares being converted or such Holder’s designee promptly, but in no event later than three (3) Trading Days after the Applicable Conversion Date.

8.7 Void Conversion Notice. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled with respect to a conversion of Series B Shares by the close of business on the fifth (5) Trading Day following the Applicable Conversion Date, then the Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Series B Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice.

Section 9. Anti-Dilution Adjustments.

9.1 Special Definitions. For purposes of this Section 9, the following definitions shall apply:

(a) “Applicable Conversion Price” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(b) “Option” shall mean a right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, (but shall exclude the Common Stock Purchase Warrants (as hereinafter defined).

(c) “Effective Date” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(d) “Common Stock Equivalent” shall have the meaning given to such term in Section 3 of this Certificate of Determination.

(e) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(f) “Common Stock Purchase Warrants” means warrants to purchase shares of Common Stock of the Corporation that are issued as contemplated by that certain agreement entitled “Additional Series B Stock Purchase Agreement” dated the Effective Date among the Corporation and the Original Series B Investors.

(g) “Conversion Price Adjustment Period” means the period commencing on the Effective Date and ending on the third (3rd) anniversary thereof.

(h) “Common Stock Purchase Agreement” shall mean that certain agreement entitled “Common Stock Purchase Agreement” dated the Effective Date among the Corporation and the Original Series B Investors.

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 9.3 below, deemed to be issued) by the Corporation after the Effective Date, other than (i) the following shares of Common Stock and (ii) shares of Common Stock deemed issued pursuant to the following Common Stock Equivalents (collectively, “Exempt Securities”):

(i) shares of Common Stock issued on conversion of the Series B Shares;

(ii) the Common Stock Purchase Warrants and any shares of Common Stock issuable or issued on the exercise thereof;

(iii) the Series C Shares and, upon transfer pursuant to a Widely Dispersed Offering, any shares of Common Stock into which the Series C Shares are converted;

(iv) shares of Common Stock or Common Stock Equivalents issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 9.6, 9.7 or 9.8;

(v) shares of Common Stock, Options or other Common Stock Equivalents issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(vi) any shares of Common Stock or any other securities sold or issued by the Corporation pursuant to the Common Stock Purchase Agreement;

(vii) shares of Common Stock or Convertible Securities actually issued upon (A) the exercise of Options or (B) the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(viii) shares of Common Stock, or Common Stock Equivalents issued pursuant to the acquisition of another Person by the Corporation by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, in each case with non-affiliated third parties and otherwise on an arm’s-length basis; provided that any Common Stock or Common Stock Equivalent issued or issuable in connection with any transaction contemplated by this clause (viii) that is attributable to capital raising for the Corporation or its Subsidiaries (other than nominal amounts of capital and including, directly or indirectly, in order to fund any transaction contemplated by this clause (viii), including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences) shall not be deemed to be Exempt Securities; provided further that such issuance is approved by the Board of Directors of the Corporation.

9.2 No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Holders of at least 80.0% of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

9.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation, at any time or from time to time during the Conversion Price Adjustment Period shall issue any Common Stock Equivalents (excluding Common Stock Equivalents which are themselves Exempt Securities) or shall fix a record date for the determination of holders of any class of securities of the Corporation entitled to receive any such Common Stock Equivalents, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Common Stock Equivalents, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Common Stock Equivalent, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 9.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent to provide for either (i) an increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Common Stock Equivalent, or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, on the date such increase or decrease becomes effective, the Applicable Conversion Price computed upon the original issue of such Common Stock Equivalent (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Common Stock Equivalent. Notwithstanding the foregoing, no readjustment pursuant to this Section 9.3(b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Common Stock Equivalent, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Common Stock Equivalent) between the original adjustment date and such readjustment date.

(c) If the terms of any Common Stock Equivalent (excluding Common Stock Equivalents which are themselves Exempt Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 9.4 hereof (because the consideration per share determined pursuant to Section 9.5 of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect), are revised after the Effective Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalent to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Common Stock Equivalent or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Common Stock Equivalent, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 9.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Common Stock Equivalent, or the consideration payable to the

Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Common Stock Equivalent is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 9.3(d) shall be effectuated at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Section 9.3(b) and Section 9.3(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Common Stock Equivalent, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at the time such Common Stock Equivalent is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Section 9.3 at the time of such issuance or amendment shall instead be effectuated at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

9.4 Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock.

(a) In the event the Corporation shall, at any time during the Conversion Price Adjustment Period, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 9.3 above, but excluding any Exempt Securities), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue (except for issuances of Additional Shares of Common Stock pursuant to Section 9.6, Section 9.7 or Section 9.8 below), then the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP1 x (A + B) ÷ (A + C) = CP2.

For	purposes of the foregoing formula, the following definitions shall apply:

“CP1”	shall mean the then Applicable Conversion Price of the Series B Shares;

“A”	shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise, conversion or exchange, as the case may be, of Common Stock Equivalents outstanding immediately prior to such issue (including the Series B Preferred Stock) then outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B”	shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to the Applicable Conversion Price in effect immediately prior to such issuance of Additional Shares of Common Stock;

“C”	shall mean the number of such Additional Shares of Common Stock issued in such transaction; and

“CP2”	shall mean the Applicable Conversion Price in effect immediately after giving effect to such adjustment for the issue of the Additional Shares of Common Stock.

Notwithstanding anything to the contrary that may be contained above or elsewhere in this Certificate, however, no adjustment shall be made to the Applicable Conversion Price in effect at any time to the extent that the adjustment would cause the Applicable Conversion Price to be less than $5.31 per share.

(b) Determination of Consideration. For purposes of this Section 9.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

(B) insofar as it consists of property other than cash, be computed at the Fair Market Value thereof at the time of such issue; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) of this Section 9.4(b).

(ii) Common Stock Equivalents. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 9.3, relating to Common Stock Equivalents, shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation on the exercise, conversion or exchange, as the case may be, of such Common Stock Equivalents, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange, as the case may be, of such Common Stock Equivalents, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

9.5 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 9.4, and such issuance dates occur within a period of no more than 60 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period) provided that if each issuance has a different consideration per share, the adjustment to the Applicable Conversion Price shall be based on the average consideration per share of all the issuances.

9.6 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date subdivide the outstanding Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each Series B Share shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each Series B Share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

9.7 Adjustment for Dividends and Distributions in Shares of Common Stock. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately after prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, however, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the Holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

9.8 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a dividend of shares of Common Stock on the outstanding shares of Common Stock, for which adjustment is made pursuant to Section 9.7) or in other property and the provisions of Section 4 do not apply to such dividend or distribution, then and in each such event provision shall be made so that the Holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 9.8 with respect to the rights of the Holders of the Series B Preferred Stock; provided, however, that no such provision shall be made if the Holders of Series B Preferred Stock receive, simultaneously with the distribution to the holders of the Junior Securities, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

9.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 9, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is then convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder of Series B Preferred Stock (but in any event not later than 20 days following such request), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each share of Series B Share Preferred Stock.

Section 10. Notice of Record Date. In the event that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of (i) entitling or enabling them to receive any dividend or other distribution, (ii) to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities or to receive any other security, or (iii) any reorganization of the Corporation or any reclassification of the Common Stock, or (v) the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the Holders of the Series B Preferred Stock a notice specifying, as the case may be, (x) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (y) the effective date on which such reorganization, reclassification, liquidation, dissolution or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon any such transaction or event, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

Section 11. Voting Rights.

11.1 General.

(a) Series B-1 Preferred Stock. On any matter presented to the holders of the Common Stock of the Corporation for a vote by them at any meeting of such holders (or by written consent thereof in lieu of meeting), each Holder of any outstanding shares of Series B-1 Preferred Stock shall be entitled to cast up to a number of votes equal to the number of whole shares of Common Stock into which such Holder’s Series B-1 Shares are convertible as of the record date for determining holders of the Common Stock entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, Holders of Series B-1 Preferred Stock shall vote together with the holders of Common Stock as a single class. Notwithstanding the foregoing provisions of this Section 11.1(a), a Series B-1 Holder shall not have the right to exercise voting rights with respect to any Series B-1 Shares pursuant to this Section 11.1(a) to the extent that at such time, giving effect to such voting rights would result in such Holder Beneficially Owning Voting Securities of the Corporation having the right to vote in excess of 4.99% of the aggregate voting power of all classes of Voting Securities of the Corporation outstanding and entitled to vote on such matter; provided, however, that the foregoing limitation shall no longer apply on or after the date of issuance and sale by the Corporation of its equity securities pursuant to, and in accordance with either (i) that certain Additional Series B Stock Purchase Agreement dated the Effective Date, by and among the Corporation and the purchaser named therein or (ii) that certain Common Stock Purchase Agreement dated the Effective Date, by and among the Corporation and the purchasers named therein.

(b) Series B-2 Preferred Stock. On any matter presented to the holders of the Common Stock of the Corporation for a vote by them at any meeting of such holders (or by written consent thereof in lieu of meeting), each Holder of any outstanding shares of Series B-2 Preferred Stock shall be entitled to cast up to a number of votes equal to the number of whole shares of Common Stock into which such Holder’s Series B-2 Shares are convertible as of the record date for determining holders of the Common Stock entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, Holders of Series B-2 Preferred Stock shall vote together with the holders of Common Stock as a single class. Notwithstanding the foregoing provisions of this Section 11.1(b), a Series B-2 Holder shall not have the right to exercise voting rights with respect to any Series B-2 Shares pursuant to this Section 11.1(b) to the extent that at such time, giving effect to such voting rights would result in such Holder Beneficially Owning Voting Securities of the Corporation having the right to vote in excess of 9.99% of the aggregate voting power of all classes of Voting Securities of the Corporation outstanding and entitled to vote on such matter.

11.2 Series B Preferred Stock Protective Provisions. At any time when at least twenty-five percent (25%) of the aggregate number of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock issued by the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the Holders of at least 80.0% of the aggregate of the then outstanding shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock (without taking into account any limitation on voting rights set forth in Section 11.1), given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a separate class:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation, or consent to any of the foregoing;

(b) amend, alter or repeal any provision of this Certificate of Determination in a manner that materially and adversely affects the then rights, preferences or privileges of the Series B Preferred Stock;

(c) create, or authorize the creation of any class or series of, issue any shares of, or issue any instrument that is convertible into Senior Securities;

(d) increase the authorized number of shares of Series B Preferred Stock (except pursuant to a subdivision or combination thereof, or as a result of a dividend on the Series B Shares payable in additional Series B Shares, that does not alter the percentage of the outstanding Series B Shares that was held by any of the Series B Holders immediately prior to such subdivision or combination or any such Series B Share dividend);

(e) reclassify, alter or amend any existing class or series of any Parity Securities or Junior Securities of the Corporation, if such reclassification, alteration or amendment would cause such class or series of Parity Securities or Junior Securities to become Senior Securities;

(f) sell or issue any Parity Securities (or Junior Securities or instruments convertible into Parity Securities) that would require the payment of cash dividends on such securities during any Series B Dividend Period in which there occurs a Series B Dividend Shortfall or during which the holders of the Series B Shares receive any Series B Dividends in Series C Shares pursuant to Section 4.2 hereof, rather than in cash; or

(g) take any other action which, under the CGCL or any other applicable law, requires the prior approval (by vote or written consent) of the Series B Preferred Stock voting as a separate class.

11.3 Changes in Rights, Preferences, Privileges and Restrictions. Except with respect to the provisions in Section 11.1, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, amend, alter, or repeal any provision of this Certificate of Determination that would have the effect of modifying (i) the rights, preferences, privileges or restrictions of the Series B-1 Preferred Stock in a manner different than the Series B-2 Preferred Stock or (ii) the rights, preferences, privileges or restrictions of the Series B-2 Preferred Stock in a manner different than the Series B-1 Preferred Stock, without the written consent or affirmative vote of the Holders of at least a majority of the outstanding shares of Series B-1 Preferred Stock and the Holders of at least a majority of the outstanding shares of Series B-2 Preferred Stock, each series consenting or voting (as the case may be) as a separate class.

Section 12. Fractional Shares. No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock. Instead, the Corporation shall pay the Fair Market Value of any such fractions in cash in lieu of any fractional share of Common Stock otherwise issuable upon any optional or mandatory conversion of any Series B Shares pursuant to Section 8. If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered for conversion by such Holder.

Section 13. Reservation of Shares.

13.1 Reservation. The Corporation shall, so long as any of the Series B Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Series B Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series B Shares then outstanding (the “Required Reserve Amount”).

13.2 Insufficient Authorized Shares. If at any time while any of the Series B Shares remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series B Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series B Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall file a proxy statement for a special meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

Section 14. Replacement Certificates. The Corporation shall replace any mutilated stock certificate at the Holder’s expense upon surrender of that stock certificate to the Corporation. The Corporation shall replace stock certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the stock certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 15. No Impairment. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the Holders of the Series B Preferred Stock against impairment as provided herein.

Section 16. Miscellaneous.

16.1 All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Determination) with postage prepaid, addressed: (i) if to the Corporation, to its office at 949 South Coast Drive, Suite 300, Costa Mesa, California, Attention: Chief Financial Officer, or (ii) if to any Holder, to the address of such Holder as listed in the stock record books of the Corporation. The Corporation and any Holder may change its address for notice purposes hereunder, which change of address shall be effective on the tenth (10th) day following the giving of such notice of change of address in the manner set forth above in this Section 16.1.

16.2 The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of any shares of Series B Preferred Stock or other securities issued in the place of or on conversion of the Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

16.3 Wherever used in this Certificate, the term “or” shall not be deemed exclusive, the terms “including” and “include” shall not be limiting and shall mean “including not limited to” and “include without limitation” respectively and, unless the context indicates otherwise, terms such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereinafter” and “hereby” and any other similar terms shall refer to this Certificate as a whole and not to the particular section, paragraph or clause where such term appears.

[Signature page follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed on August 16, 2011 at Costa Mesa, California.

/s/ Raymond E. Dellerba
Raymond E. Dellerba
President and Chief Executive Officer

/s/ Nancy A. Gray
Nancy A. Gray
Senior Executive Vice President and Chief Financial Officer